Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Plantronics, Inc. of our report dated May 17, 2019 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Plantronics, Inc.'s Annual Report on Form 10-K for the year ended March 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
May 17, 2019